UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 3, 2014 (June 30, 2014)

EFACTOR GROUP CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-51569	84-1598154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

605 Market Street, Suite 600

San Francisco, California 94105

(Address of Principal Executive Offices)

(650) 380-8280

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2014, James E. Solomon resigned as Chief Financial Officer and as a member of the board of directors (the “Board”) of EFactor Group Corp. (the “Company”).  Mr. Solomon did not resign as a result of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

On June 30, 2014, John Barbera resigned as a member of the Board.  Mr. Barbera did not resign as a result of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

On June 30, 2014, Adriaan Reinders resigned as chairman of the Board and was succeeded by Thomas Trainer, a current member of the Board.  Mr. Reinders will continue to serve as the Chief Executive Officer of the Company and as a member of the Board.

On June 30, 2014, the Board appointed Mark Noffke as Chief Financial Officer of the Company and as a member of the Board. Mr. Noffke has more than 35 years of experience as a seasoned financial and management professional. Mr. Noffke has served as Executive Vice President of Finance of the Company since October 2012. Since January 2007, he has also served as chief financial officer of Beyond Commerce, Inc., an e-commerce company (OTC PINK:BYOC).  From August 2006 to January 2007, Mr. Noffke served as chief executive officer of Financial Media Group, Inc., a formerly public investor relations company. He served as chief financial officer of National Storm Management, Inc., a storm restoration company, from May 2004 to August 2006, where he was instrumental in its initial public offering.  From September 1996 to June 2003, Mr. Noffke served as the chief financial officer and a director of U.S. Forest Industries, Inc., a formerly public timber manufacturing company, where he was responsible for developing its accounting infrastructure.  Mr. Noffke is a Certified Public Accountant in Illinois and has a Bachelor of Science in Accounting from Valparaiso University in Indiana.

There are no family relationships between Mr. Noffke and any of the Company’s directors or executive officers and the Company has not entered into any transactions with Mr. Noffke that are reportable pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 3, 2014

EFACTOR GROUP CORP.

By:	/s/ Adriaan Reinders
Name: Adriaan Reinders
Title: President